Exhibit 99.1

NEWS & INFORMATION

FOR:	EMERSON RADIO CORP. 85 Oxford Drive Moonachie, NJ 07074
CONTACT:	Investor Relations: Robert Maffei Investor Relations Manager (973) 428-2098

Monday, February 14, 2012

EMERSON RADIO CORP. REPORTS FISCAL 2012 THIRD QUARTER RESULTS

MOONACHIE, N.J. – February 14, 2011 – Emerson Radio Corp. (NYSE AMEX: MSN) today reported financial results for its third quarter and nine month period ended December 31, 2011.

Net revenues for the third quarter of fiscal 2012 were $43.5 million, an increase of $2.9 million, or 7.1%, from the third quarter of fiscal 2011 net revenues of $40.6 million, principally driven by an increase in sales of microwave ovens, partially offset by a decrease in sales of audio products, compact refrigerators, toaster ovens, coffee makers and wine coolers. Net revenues for the nine month period of fiscal 2012 were $136.4 million, a decrease of $23.3 million, or 14.6%, from the nine month period of fiscal 2011 net revenues of $159.7 million, principally driven by a decrease in sales of microwave ovens in the first two quarters of fiscal 2012, as well as a decrease in sales of audio products, toaster ovens, wine coolers and coffee makers, partially offset by an increase in sales of compact refrigerators and by the increase in sales in microwave ovens in the third quarter of fiscal 2012.

Operating income for the third quarter of fiscal 2012 was $4.5 million, a decrease of $0.5 million, or 10.4%, from the third quarter of fiscal 2011 operating income of $5.0 million. Operating income for the nine month period of fiscal 2012 was $10.0 million, a decrease of $5.7 million, or 36.3%, from the nine month period of fiscal 2011 operating income of $15.7 million. The decline in year-over-year operating income for the third quarter of fiscal 2012 was driven by higher year-over-year landed product costs as a percent of selling price and higher year-over-year selling, general and administrative expenses, partially offset by the higher year-over-year net revenue. The decline in year-over-year operating income for the nine month period of fiscal 2012 was driven by the lower year-over-year net revenue, higher year-over-year landed product costs as a percent of selling price, and higher year-over-year selling, general and administrative expenses.

Net income for the third quarter of fiscal 2012 was $3.2 million, a decrease of $1.0 million, or 24.2%, from the third quarter of fiscal 2011 net income of $4.2 million. Net income for the nine month period of fiscal 2012 was $8.3 million, a decrease of $5.0 million, or 37.7%, from the nine month period of fiscal 2011 net income of $13.3 million. Diluted earnings per share for the third quarter of fiscal 2012 were $0.12 as compared to $0.15 for the third quarter of fiscal 2011, a decrease of $0.03, or 20.0%. Diluted earnings per share for the nine month period of fiscal 2012 were $0.30 as compared to $0.49 for the nine month period of fiscal 2011, a decrease of $0.19, or 38.8%.

Duncan Hon, Chief Executive Officer of Emerson Radio, commented “Although we saw a modest increase in net revenues in the third quarter of fiscal 2012, which we do not expect to repeat in the fourth quarter of fiscal 2012, and which was accompanied by higher year-over-year product costs, our nine month results were still negatively affected by a continuation of the challenging and highly competitive sales environment that we operate within, and higher year-over-year product costs due to the continuing appreciation of the renminbi and increases in costs of production in China. These factors led to the year-over-year declines in net income for the third quarter and nine month periods, as well as the year-over-year decline in net revenue for the nine month period. Looking forward, we continue to anticipate that these factors will persist throughout the remainder of the fiscal year.”

About Emerson Radio Corp.

Emerson Radio Corporation (NYSE AMEX: MSN), founded in 1948, is headquartered in Moonachie, N.J. The Company designs, sources, imports and markets a variety of houseware and consumer electronic products, and licenses its trademarks to others on a worldwide basis for a variety of products. For more information, please visit Emerson Radio’s web site at www.emersonradio.com.

Forward Looking Statements

This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company’s reports as filed with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this news release.

EMERSON RADIO CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except earnings per share data)

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Net revenues:
Net revenues	$43,451	$40,571	$136,355	$159,692

Costs and expenses:
Cost of sales	36,657	33,077	119,257	136,492
Other operating costs and expenses	306	567	995	1,578
Selling, general and administrative expenses	2,025	1,945	6,094	5,919

	38,988	35,589	126,346	143,989

Operating income	4,463	4,982	10,009	15,703

Other income:
Interest income, net	10	10	40	24
Gain on sale of building	347	—	347	—
Realized gain on sale of marketable security	—	966	828	966

Income before income taxes	4,820	5,958	11,224	16,693
Provision for income taxes	1,649	1,774	2,953	3,407

Net income	3,171	4,184	8,271	13,286

Net income per share:
Basic	0.12	0.15	0.30	0.49
Diluted	0.12	0.15	0.30	0.49

Weighted average shares outstanding:
Basic	27,130	27,130	27,130	27,130
Diluted	27,130	27,131	27,130	27,131

EMERSON RADIO CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands except share data)

	September 30,	September 30,
	12/31/11
	(Unaudited)	3/31/2011 (A)
ASSETS
Current Assets:
Cash and cash equivalents	$41,998	$39,796
Restricted cash	544	600
Investment in marketable security	—	4,725
Accounts receivable, net	12,809	10,929
Other receivables	1,497	1,413
Due from affiliates	1	—
Inventory, net	18,785	8,515
Prepaid expenses and other current assets	2,231	549
Deferred tax assets	2,529	2,825

Total current assets	80,394	69,352
Property, plant, and equipment, net	305	2,921
Trademarks, net	1,545	1,545
Deferred tax assets	693	2,540
Other assets	281	358

Total assets	$83,218	$76,716

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Short-term borrowings	—	$2,466
Current maturities of long-term borrowings	42	46
Accounts payable and other current liabilities	17,238	15,607
Due to affiliates	1	2
Income taxes payable	131	196

Total current liabilities	17,412	18,317
Long-term borrowings	106	150
Deferred tax liabilities	164	158

Total liabilities	17,682	18,625
Shareholders’ Equity:
Preferred shares — $.01 par value, 10,000,000 shares authorized; 3,677 shares issued and outstanding; liquidation preference of $3,677,000	3,310	3,310
Common shares — $.01 par value, 75,000,000 shares authorized; 52,965,797 shares issued, and 27,129,832 shares outstanding	529	529
Capital in excess of par value	98,785	98,785
Accumulated other comprehensive (losses) income	(82)	746
Accumulated deficit	(12,782)	(21,055)
Treasury stock, at cost, 25,835,965 common shares	(24,224)	(24,224)

Total shareholders’ equity	65,536	58,091

Total liabilities and shareholders’ equity	$83,218	$76,716

(A)	Reference is made to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2011 filed with the Securities and Exchange Commission on July 14, 2011.